EXHIBIT 99.1

Wilhelmina International, Inc. Reports Results for Second Quarter 2017

Second Quarter Financial Results

  Revenues for the three months ended June 30, 2017 were $18.3 million, a decrease of 17.9% compared to the same period prior year.
  Operating income was $73 thousand for the three months ended June 30, 2017, a decrease of 92.5% compared to the same periods of the prior year.
  Net loss was $52 thousand for the three months ended June 30, 2017, compared to net income of $0.6 million in the same period of 2016.
  EBITDA decreased 75.6% to $0.3 million for the three months ended June 30, 2017 compared to $1.1 million in the same period of 2016.
  Pre-Corporate EBITDA decreased by 56.5% to $0.7 million for the three months ended June 30, 2017 as compared to $1.6 million in the same periods of the prior year.

(in thousands)	Q2 17	Q2 16	YOY Change	Q2 17 YTD	Q2 16 YTD	YOY Change
Total Revenues	$18,285	$22,269	(17.9%)	$37,436	$43,686	(14.3%)
Operating Income	73	970	(92.5%)	174	1,068	(83.7%)
Income Before Provision for Taxes	22	1,016	(97.8%)	43	1,081	(96.0%)
Net (Loss) Income	(52)	577	(109.0%)	(43)	453	(109.5%)
EBITDA*	273	1,118	(75.6%)	540	1,287	(58.0%)
Adjusted EBITDA*	439	1,267	(65.4%)	881	2,154	(59.1%)
Pre-Corporate EBITDA*	674	1,550	(56.5%)	1,462	2,730	(46.4%)
*Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

DALLAS, Aug. 10, 2017 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq:WHLM) ("Wilhelmina" or the "Company") today reported revenues of $18.3 million and net loss of $52 thousand for the three months ended June 30, 2017, as well as revenues of $37.4 million and net loss of $43 thousand for the first half of 2017. The decreases in revenues when compared to the same periods of the prior year were primarily due to a decrease in core model bookings, which was partially offset by an increase in core model bookings in London, the Company’s new office in Chicago, and the Celebrity division. Decreased operating income was primarily the result of decreases in service revenues outpacing reductions in operating expenses. As a result, EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA also decreased during the first half of 2017 compared to the same period prior year.

Mark Schwarz, Executive Chairman of Wilhelmina, said, “dramatic shifts impacting retail and advertising markets appear to be changing client’s spending patterns and also influencing our competitors’ behaviors, further contributing to a difficult period.”

William Wackermann, Chief Executive Officer of Wilhelmina, said, “The first half of 2017 has been challenging for many of our retail and fashion clients and, as a result, Wilhelmina saw less than optimal results for the quarter. As the marketplace continues to evolve, We are committed to leadership through our vision of building new digital revenue opportunities in both our core modeling and developmental businesses.”

Financial Results

Net loss for the three and six months ended June 30, 2017 was $52 thousand and $43 thousand, or $0.01 and $0.01 per fully diluted share, compared to net income of $0.6 million and $0.5 million, or $0.10 and $0.08 per fully diluted share, for the three and six months ended June 30, 2016.

Pre-Corporate EBITDA was $0.7 million and $1.5 million for the three and six months ended June 30, 2017, compared to $1.6 million and $2.7 million for the three and six months ended June 30, 2016.

The following table reconciles reported net income under generally accepted accounting principles to EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three and six months ended June 30, 2017 and 2016.

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net (loss) income	$(52)	$577	$(43)	$453
Interest expense	28	-	57	-
Income tax expense	74	439	86	628
Amortization and depreciation	223	102	440	206
EBITDA	$273	$1,118	$540	$1,287
Foreign exchange (gain) loss	14	(3)	36	(7)
(Gain) loss from unconsolidated affiliate	9	(43)	38	(6)
Share-based payment expense	143	81	267	158
Certain non-recurring items	-	114	-	722
Adjusted EBITDA	$439	$1,267	$881	$2,154
Corporate overhead	235	283	581	576
Pre-Corporate EBITDA	$674	$1,550	$1,462	$2,730

Changes in net income, EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three and six months ended June 30, 2017, when compared to the three and six months ended June 30, 2016, were primarily the result of the following:

  Revenues net of model costs decreased for the three and six months ended in June 30, 2017 by 15.4% and 14.5% primarily due to a decrease in core model bookings during the first half of 2017;

  Salaries and service costs decreased by 4.6% and 9.2% for the three and six months ended in June 30, 2017 primarily due to severance paid to the Company’s former Chief Executive Officer and another employee in 2016, and changes in personnel to better align the number of employees at each Wilhelmina office with the needs of each geographic region, and more effective management of T&E during the first half of 2017;

  Office and general expenses remained relatively stable for the three months ended in June 30, 2017, despite increased in legal services costs. For the six months ended in June 30, 2017, the office and general expenses decreased by 15.7% primarily due to expenses incurred during the first half of 2016 for executive recruitment and non-income taxes;

  Amortization and depreciation expense increased by 118.6% and 113.6% for the three and six months ended in June 30, 2017, primarily due to the Company’s accounting and reporting software being put in service during the fourth quarter of 2016; and

  Corporate overhead expenses decreased by 17.0% for the three months ended in June 30, 2017, primarily due to lower corporate legal. For the six months ended in June 30, 2017, corporate overhead remained relatively stable despite higher corporate travel costs.
WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	(Unaudited)
	June 30, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$3,319	$5,688
Accounts receivable, net of allowance for doubtful accounts of $1,962 and $1,646, respectively	17,747	16,947
Prepaid expenses and other current assets	315	847
Total current assets	21,381	23,482

Property and equipment, net of accumulated depreciation of $1,923 and $1,525, respectively	3,286	3,206
Trademarks and trade names with indefinite lives	8,467	8,467
Other intangibles with finite lives, net of accumulated amortization of $8,569 and $8,527 respectively	168	210
Goodwill	13,192	13,192
Other assets	115	164

TOTAL ASSETS	$46,609	$48,721

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,349	$4,781
Due to models	12,632	14,217
Contingent consideration to seller - current	-	97
Term loan - current	513	502
Total current liabilities	17,494	19,597

Long term liabilities:
Deferred income tax liability	1,528	1,567
Term loan - non-current	1,888	2,147
Total long-term liabilities	3,416	3,714

Total liabilities	20,910	23,311

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $0.01 par value, 12,500,000 shares authorized; 6,472,038 shares issued at
June 30, 2017 and December 31, 2016	65	65
Treasury stock, 1,090,370 at June 30, 2017 and December 31, 2016, at cost	(4,893)	(4,893)
Additional paid-in capital	87,603	87,336
Accumulated deficit	(57,091)	(57,048)
Accumulated other comprehensive income	15	(50)
Total shareholders’ equity	25,699	25,410

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$46,609	$48,721

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Three and Six Months Ended June 30, 2017 and 2016
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Revenues	$18,285	$22,242	$37,408	$43,632
License fees and other income	-	27	28	54
Total revenues	18,285	22,269	37,436	43,686

Model costs	12,946	15,955	26,645	31,064

Revenues net of model costs	5,339	6,314	10,791	12,622

Operating expenses:
Salaries and service costs	3,528	3,697	7,164	7,886
Office and general expenses	1,280	1,262	2,432	2,886
Amortization and depreciation	223	102	440	206
Corporate overhead	235	283	581	576
Total operating expenses	5,266	5,344	10,617	11,554
Operating income	73	970	174	1,068

Other income (expense):
Foreign exchange gain (loss)	(14)	3	(36)	7
Gain (loss) from unconsolidated affiliate	(9)	43	(38)	6
Interest expense	(28)	-	(57)	-
Total other income (expense)	(51)	46	(131)	13

Income before provision for income taxes	22	1,016	43	1,081

Provision for income taxes: (expense) benefit
Current	(65)	(354)	(125)	(367)
Deferred	(9)	(85)	39	(261)
Income tax (expense)	(74)	(439)	(86)	(628)

Net income (loss)	$(52)	$577	$(43)	$453

Other comprehensive income (expense):
Foreign currency translation income (expense)	20	(23)	65	(38)
Total comprehensive income (loss)	(32)	554	22	415

Basic net income (loss) per common share	$(0.01)	$0.10	$(0.01)	$0.08
Diluted net income (loss) per common share	$(0.01)	$0.10	$(0.01)	$0.08

Weighted average common shares outstanding-basic	5,382	5,845	5,382	5,844
Weighted average common shares outstanding-diluted	5,404	5,857	5,404	5,857

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
For the Six Months Ended June 30, 2017 and 2016
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income:	$(43)	$453
Adjustments to reconcile net income to net cash used in operating activities:
Amortization and depreciation	440	206
Share based payment expense	267	159
Deferred income taxes	(39)	261
Bad debt expense	79	20
Changes in operating assets and liabilities:
Accounts receivable	(879)	(4,178)
Prepaid expenses and other current assets	532	(179)
Other assets	49	98
Due to models	(1,585)	2,098
Accounts payable and accrued liabilities	(432)	816
Contingent liability to seller	(97)	-
Net cash used by operating activities	(1,708)	(246)

Cash flows from investing activities:
Purchases of property and equipment	(478)	(751)
Net cash used in investing activities	(478)	(751)

Cash flows from financing activities:
Purchases of treasury stock	-	(45)
Repayment of term loan	(248)	-
Net cash used in financing activities	(248)	(45)

Foreign currency effect on cash flows:	65	(38)

Net change in cash and cash equivalents:	(2,369)	(1,080)
Cash and cash equivalents, beginning of period	5,688	4,556
Cash and cash equivalents, end of period	$3,319	$3,476

Supplemental disclosures of cash flow information:
Cash paid for interest	$57	$-
Cash refund of income taxes	$69	$34

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA represent measures of financial performance that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“non-GAAP financial measures”). The Company considers EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA to be important measures of performance because they:

  are key operating metrics of the Company's business;
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results; and
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

The Company's calculation of non-GAAP financial measures may not be consistent with similar calculations by other companies in the Company's industry. The Company calculates EBITDA as net income plus interest expense, income tax expense, and depreciation and amortization expense.  The Company calculates “Adjusted EBITDA” as EBITDA plus foreign exchange gain/loss plus gain/loss from unconsolidated affiliate plus share-based payment expense and certain significant non-recurring items that the Company may include from time to time. The Company calculates “Pre-Corporate EBITDA” as Adjusted EBITDA plus corporate overhead expense, which includes director and executive officer compensation, legal, audit and professional fees, corporate office rent and travel.

Non-GAAP financial measures should not be considered as alternatives to net and operating income as an indicator of the Company's operating performance or cash flows from operating activities as a measure of liquidity or any other measure of performance derived in accordance with generally accepted accounting principles.

Form 10-Q Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-Q for the second quarter ended June 30, 2017 filed with the Securities and Exchange Commission on August 10, 2017.

Forward-Looking Statements

This press release contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company are based on the beliefs of the Company’s management as well as information currently available to the Company’s management. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates. Additionally, statements concerning future matters such as gross billing levels, revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, no person should not place undue reliance on these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Wilhelmina, and its other subsidiaries, is an international full-service fashion model and talent management service, specializing in the representation and management of leading models, celebrities, artists, photographers, athletes, and content creators. Established in 1967 by fashion model Wilhelmina Cooper, Wilhelmina is one of the oldest and largest fashion model management companies in the world. Wilhelmina is publicly traded on Nasdaq under the symbol WHLM.  Wilhelmina is headquartered in New York and, since its founding, has grown to include operations in Los Angeles, Miami, London and Chicago. Wilhelmina also owns Aperture, a talent and commercial agency located in New York and Los Angeles. For more information, please visit www.wilhelmina.com and follow @WilhelminaModels.

CONTACT: Investor Relations
Wilhelmina International, Inc.
214-661-7488
ir@wilhelmina.com